Exhibit 1

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of September 30, 2026 and

December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

TABLE OF CONTENTS

•	Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-month periods ended September 30, 2026 and 2025

•	Unaudited interim condensed consolidated statements of financial position as of September 30, 2026 and December 31, 2025

•	Unaudited interim condensed consolidated statements of changes in equity for the nine-month periods ended September 30, 2026 and 2025

•	Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2026 and 2025

•	Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Revenue from contracts with customers	4	3,394,884	1,755,133	1,294,970	706,135
Cost of sales:
Operating costs	5.1	(192,126)	(136,140)	(75,018)	(51,786)
Crude oil stock fluctuation	5.2	9,376	4,241	(882)	1,415
Royalties and others	5.3	(484,479)	(251,068)	(198,303)	(98,523)
Purchases of crude oil		(31,129)	—	(15,758)	—
Depreciation, depletion and amortization	11/12/13	(796,109)	(513,808)	(293,200)	(210,891)
Other non-cash costs related to the transfer of conventional assets	15	(10,725)	(24,018)	(2,804)	(9,159)

Gross profit		1,889,692	834,340	709,005	337,191

Selling expenses	6	(286,250)	(136,289)	(97,980)	(48,816)
General and administrative expenses	7	(139,978)	(95,090)	(54,195)	(37,347)
Exploration expenses		—	(488)	—	(144)
Other operating income	8.1	48,859	504,284	45,536	289,802
Other operating expenses	8.2	(9,461)	(30,434)	(5,782)	(5,273)
Commodity risk management contracts	2.4.3	(134,429)	—	10,685	—
Impairment of long-lived assets	2.4.1	—	(38,252)	—	—
Remeasurement of contingent consideration	24	(16,168)	—	(16,168)	—

Operating profit		1,352,265	1,038,071	591,101	535,413

Income (loss) from investments in associates	17	3,471	(3,746)	3,103	(2,767)
Interest income	9.1	11,502	8,933	3,321	7,603
Interest expense	9.2	(183,372)	(113,260)	(63,992)	(48,873)
Other financial income (expense)	9.3	(69,788)	(63,721)	(15,908)	(53,872)

Financial income (expense), net		(241,658)	(168,048)	(76,579)	(95,142)

Profit before income tax		1,114,078	866,277	517,625	437,504

Current income tax (expense)	14	(493,169)	(149,727)	(251,785)	(3,119)
Deferred income tax benefit (expenses)	14	118,104	(83,182)	32,474	(119,099)

Income tax (expense)		(375,065)	(232,909)	(219,311)	(122,218)

Profit for the period, net		739,013	633,368	298,314	315,286

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	25	(4,479)	(1,901)	(47)	(47)
- Deferred income tax benefit	14	1,569	665	17	16

Other comprehensive income for the period		(2,910)	(1,236)	(30)	(31)

Total comprehensive profit for the period		736,103	632,132	298,284	315,255

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of profit or loss and other comprehensive income for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Profit for the period, net attributable to:
Shareholders of the parent company		722,905	633,368	293,457	315,286
Non-controlling interests	1.2.1	16,108	—	4,857	—
Total comprehensive profit for the period attributable to:
Shareholders of the parent company		719,995	632,132	293,427	315,255
Non-controlling interests	1.2.1	16,108	—	4,857	—
Earnings per share
Basic (in US Dollars per share)	10.1	6.683	6.215	2.645	3.006
Diluted (in US Dollars per share)	10.2	6.355	5.976	2.516	2.908

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of September 30, 2026 and December 31, 2025

(Amounts expressed in thousands of US Dollars)

	Notes	As of September 30, 2026	As of December 31, 2025
Assets
Noncurrent assets
Property, plant and equipment	11	7,673,139	5,543,032
Goodwill	12	22,576	22,576
Other intangible assets	12	14,689	18,485
Right-of-use assets	13	102,614	153,283
Biological assets		19,451	15,855
Investments in associates	17	88,955	54,542
Trade and other receivables	15	482,778	373,026
Deferred income tax assets		36,514	36,514

Total noncurrent assets		8,440,716	6,217,313

Current assets
Inventories	18	21,513	9,457
Trade and other receivables	15	522,764	347,681
Cash, bank balances and other short-term investments	19	785,044	538,402

Total current assets		1,329,321	895,540

Total assets		9,770,037	7,112,853

Equity and liabilities
Equity
Capital stock	20.1	760,781	491,165
Other equity instruments		32,144	32,144
Other equity accounts	20.3	72,909	—
Legal reserve	20.2	10,560	8,233
Share-based payments		(43,513)	(32,765)
Share repurchase reserve	20.2	329,324	179,324
Other accumulated comprehensive income (losses)		(13,944)	(11,034)
Accumulated profit (losses)		2,415,105	1,844,527

Equity attributable to shareholders of the parent company		3,563,366	2,511,594

Equity attributable to non-controlling interests		194,847	—

Total equity		3,758,213	2,511,594

Liabilities
Noncurrent liabilities
Deferred income tax liabilities		451,604	298,664
Lease liabilities	13	49,188	88,451
Provisions	21	53,703	51,513
Borrowings	16.1	3,078,038	2,803,982
Employee benefits	25	21,017	16,226
Income tax liability		12,802	13,964
Trade and other payables	24	498,929	292,236

Total noncurrent liabilities		4,165,281	3,565,036

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of financial position as of September 30, 2026 and December 31, 2025

(Amounts expressed in thousands of US Dollars)

	Notes	As of September 30, 2026	As of December 31, 2025
Current liabilities
Provisions	21	2,034	10,800
Lease liabilities	13	33,909	55,452
Borrowings	16.1	564,217	350,095
Salaries and payroll taxes	22	29,891	35,891
Income tax liability		411,043	120,910
Other taxes and royalties	23	84,095	43,945
Trade and other payables	24	721,354	419,130

Total current liabilities		1,846,543	1,036,223

Total liabilities		6,011,824	4,601,259

Total equity and liabilities		9,770,037	7,112,853

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the nine-month period ended September 30, 2026

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Other equity accounts (1)	Legal reserve	Share-based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Equity attributable to shareholders of the parent company	Equity attributable to non- controlling interests	Total equity
Amounts as of December 31, 2025	491,165	32,144	—	8,233	(32,765)		179,324	(11,034)	1,844,527	2,511,594	—	2,511,594

Profit for the period, net	—	—	—	—	—		—	—	722,905	722,905	16,108	739,013
Other comprehensive income for the period	—	—	—	—	—		—	(2,910)	—	(2,910)	—	(2,910)

Total comprehensive income	—	—	—	—	—		—	(2,910)	722,905	719,995	16,108	736,103

Ordinary General Shareholder’s meeting on April 28, 2026 (2):
Creation of legal reserve	—	—	—	2,327	—		—	—	(2,327)	—	—	—
Creation of share repurchase reserve	—	—	—	—	—		150,000	—	(150,000)	—	—	—
Board of Directors’ Meeting on May 7, 2026:
Issuance of Serie A shares (3)	325,000	—	84,488	—	—		—	—	—	409,488	—	409,488
Transactions with non-controlling interest (1)	—	—	(11,579)	—	—		—	—	—	(11,579)	178,739	167,160
Share repurchase (4)	(55,385)	—	—	—	—		—	—	—	(55,385)	—	(55,385)
Share-based payments	1	—	—	—	(10,748	)(5)	—	—	—	(10,747)	—	(10,747)

Amounts as of September 30, 2026	760,781	32,144	72,909	10,560	(43,513)		329,324	(13,944)	2,415,105	3,563,366	194,847	3,758,213

(1)	See Note 20.3.
(2)	See Note 20.2.
(3)	See Note 20.1 and 1.2.1.
(4)	See Note 20.1.
(5)	Including 58,907 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statement of changes in equity for the nine-month period ended September 30, 2025

(Amounts expressed in thousands of US Dollars)

	Capital stock	Other equity instruments	Legal reserve	Share- based payments		Share repurchase reserve	Other accumulated comprehensive income (losses)	Accumulated profit (losses)	Total equity
Amounts as of December 31, 2024	398,064	32,144	8,233	45,628		129,324	(11,057)	1,018,877	1,621,213

Profit for the period, net	—	—	—	—		—	—	633,368	633,368
Other comprehensive income for the period	—	—	—	—		—	(1,236)	—	(1,236)

Total comprehensive income	—	—	—	—		—	(1,236)	633,368	632,132

Ordinary General Shareholder’s meeting on April 9, 2025:
Creation of share repurchase reserve (1)	—	—	—	—		50,000	—	(50,000)	—
Board of Directors’ Meeting on April 11, 2025:
Issuance of Serie A shares (2) (3)	299,687	—	—	—		—	—	—	299,687
Share repurchase (2)	(50,000)	—	—	—		—	—	—	(50,000)
Share-based payments	1	—	—	(95,414	)(4)	—	—	—	(95,413)

Amounts as of September 30, 2025	647,752	32,144	8,233	(49,786)		179,324	(12,293)	1,602,245	2,407,619

(1)	See Note 20.2.
(2)	See Note 20.1.
(3)	See Note 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025.
(4)	Including 37,918 of expenses (Note 7).

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Cash flows from operating activities:
Profit for the period, net		739,013	633,368	298,314	315,286
Adjustments to reconcile net cash flows
Items related to operating activities:
Allowance for expected credit losses	6	—	44	(26)	44
Share-based payments	7	58,907	37,918	21,017	18,401
Personal assets tax	7	9,792	(1,104)	2,527	—
Net increase in provisions	8.2	6,748	1,713	4,389	295
Net changes in foreign exchange rate	9.3	10,355	(14,862)	67	21,546
Discount of assets and liabilities at present value	9.3	26,207	13,819	5,367	10,471
Discount for well plugging and abandonment	9.3	2,642	1,743	760	907
Income tax expense	14	375,065	232,909	219,311	122,218
Other non-cash costs related to the transfer of conventional assets	15	10,725	24,018	2,804	9,159
Employee benefits	25	682	592	274	196
Remeasurement of contingent consideration	24	16,168	—	16,168	—
Items related to investing activities:
Gain from assets disposal	8.1	(21,068)	—	(21,068)	—
Gain from Business Combination	8.1	—	(490,530)	—	(288,056)
Interest income	9.1	(11,502)	(8,933)	(3,321)	(7,603)
Changes in the fair value of financial assets and liabilities	9.3	(10,906)	(14,107)	(3,628)	1,942
Depreciation and depletion	11/13	787,782	507,433	290,050	208,766
Amortization of intangible assets	12	8,327	6,375	3,150	2,125
Impairment of long-lived assets	2.4.1	—	38,252	—	—
Income (loss) from investment in associates	17	(3,471)	3,746	(3,103)	2,767
Items related to financing activities:
Interest expense	9.2	183,372	113,260	63,992	48,873
Amortized cost	9.3	4,416	7,826	1,721	1,143
Interest expense on lease liabilities	9.3	2,432	2,565	724	857
Other taxes interest	9.3	5,476	53,127	3,858	14,440
Other financial income (expense)	9.3	29,166	13,610	7,039	2,566
Changes in working capital:
Trade and other receivables		(185,285)	(230,438)	(57,997)	(115,048)
Inventories	5.2	(9,376)	(4,241)	882	(1,415)
Trade and other payables		64,527	(24,770)	(10,518)	55,054
Payments of employee benefits	25	(370)	(388)	(128)	(112)
Salaries and payroll taxes		(54,810)	(120,191)	(15,598)	7,489
Other taxes and royalties		773	(21,840)	18,561	50,806
Provisions	8.2	(5,586)	(638)	(55)	—
Income tax payment		(175,717)	(399,381)	(53,923)	(179,226)

Net cash flows provided by operating activities		1,864,484	360,895	791,610	303,891

VISTA ENERGY, S.A.B. DE C.V.

Unaudited interim condensed consolidated statements of cash flows for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars)

	Notes	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Cash flows from investing activities:
Payments for acquisitions of property, plant and equipment and biological assets		(1,286,240)	(1,116,249)	(448,664)	(334,169)
Payment for Business Combination, net of cash acquired	1.2.1/29	(666,404)	(841,555)	—	—
Proceeds from BSP and Bajo del Toro Sale	1.2.1	203,907	—	—	—
Payments for acquisitions of other intangible assets	12	(4,531)	(3,762)	(1,433)	(1,286)
Proceeds from assets disposal	1.2.3	10,000	—	10,000	—
Proceeds from the transfer of conventional assets	15	—	5,734	—	—
Payments for acquisition of investments in associates	17	(30,942)	(42,508)	(10,917)	(4,877)
Interest received	9.1	11,502	8,933	3,321	7,603

Net cash flows (used in) investing activities		(1,762,708)	(1,989,407)	(447,693)	(332,729)

Cash flows from financing activities:
Proceeds from borrowings	16.2	1,847,217	2,219,917	402,000	500,000
Payment of borrowings principal	16.2	(1,401,657)	(806,032)	(462,414)	(193,285)
Payment of borrowings interest	16.2	(138,349)	(73,677)	(23,611)	(19,443)
Payment of borrowings cost	16.2	(6,736)	(17,888)	(833)	(7,663)
Payments of other taxes interest	9.3	(3,824)	(21,075)	(2,206)	(10,819)
Payments of other financial income (expense)	9.3	(22,100)	(7,435)	(8,691)	(2,566)
Payment of lease	13	(56,628)	(58,035)	(12,012)	(11,251)
Share repurchase	20.1	(55,385)	(50,000)	(55,385)	(50,000)

Net cash flow provided by (used in) financing activities		162,538	1,185,775	(163,152)	204,973

Net increase (decrease) in cash and cash equivalents		264,314	(442,737)	180,765	176,135
Cash and cash equivalents at beginning of period	19	526,184	755,610	597,022	147,000
Effect of exposure to changes in the foreign currency rate and other financial results of cash and cash equivalents		(11,665)	1,827	1,046	(8,435)
Net increase (decrease) in cash and cash equivalents		264,314	(442,737)	180,765	176,135

Cash and cash equivalents at end of period	19	778,833	314,700	778,833	314,700

Significant transactions that generated no cash flows
Business Combination transactions through the issuance of Serie A shares and an increase in trade and other payables	1.2.1 / 29	717,409	506,754	—	—
BSP and Bajo del Toro Sale through an increase in trade and other receivables	1.2.1	62,267	—	—	—
Acquisition of property, plant and equipment through increase in trade and other payables		342,515	160,124	342,515	160,124
Acquisition of property, plant and equipment through increase in trade and other payables related to the Farmout Agreement		—	109,538	—	—
Changes in well plugging and abandonment with an impact in property, plant and equipment	11	(3,494)	1,768	(11,822)	10,649

Notes 1 through 31 are an integral part of these unaudited interim condensed consolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 1. Group information

1.1 Company general information

Vista Energy, S.A.B. de C.V. (“VISTA”, the “Company” or the “Group”), was organized as a variable-capital stock company on March 22, 2017, under the laws of the United Mexican States (“Mexico”). The Company adopted the public corporation or “Sociedad Anónima Bursátil de Capital Variable” (“S.A.B. de C.V.”) on July 28, 2017.

It is listed on the New York Stock Exchange (“NYSE”) under ticker symbol “VIST” as from July 26, 2019.

Its main office is located in City of Mexico, Mexico, at Mapfre Tower, Paseo de la Reforma Avenue 243, 18th floor, Colonia Cuauhtémoc, Alcaldía Cuauhtémoc, zip code 06500.

As of September 30, 2026, and December 31, 2025, the Company’s main activity, through its subsidiaries, is the exploration and production of crude oil and natural gas (“Upstream”).

Except as mentioned in Notes 1.2, there were no significant changes in the Group’s structure and activities as from the date of issuance of the annual consolidated financial statements as of December 31, 2025.

1.2 Significant transactions for the period

1.2.1 Acquisition of Equinor Argentina S.A.U. (“Equinor” currently Bandurria Sur Participaciones S.A. “BSP”) and Bajo del Toro block

On February 2, 2026, the Company and its subsidiary Vista Argentina signed several agreements including the following transactions:

(i) the acquisition of 100% of Equinor’s capital stock, which holds a 30% interest in the Bandurria Sur block; and the acquisition of a 50% interest in the Bajo del Toro block from Equinor Argentina B.V. Sucursal Argentina (the “BSP and Bajo del Toro Acquisition”);

(ii) the sale of a 16.3% interest in Equinor’s capital stock, including, indirectly, the assignment of a 4.9% interest in Bandurria Sur, and the assignment of a 15% interest in the Bajo del Toro block to YPF S.A. (“YPF”) (the “BSP and Bajo del Toro Sale”).

As from this corporate restructuring, Vista holds: (i) a 30% non-operated interest in the Bandurria Sur unconventional hydrocarbon concession (25.1% attributable to the shareholders of the parent company and 4.9% attributable to the non-controlling interest); (ii) a 35% non-operated interest in Bajo del Toro block; and (iii) certain midstream transport agreements.

Under the terms of the BSP and Bajo del Toro Acquisition, the total consideration amounted to 1,439,606, broken down as follows:

(i) 722,197 paid in cash, comprising 550,000 attributable to the purchase price and 172,197 for purchase price adjustments related to changes in cash, debt, working capital, capital contributions, leakage and other adjustments;

(ii) 409,488 through the transfer of 6,223,220 American Depositary Shares (“ADSs”) representing an equivalent number of subscribed Series A shares, subject to lock-up restrictions, and

(iii) a contingent consideration liability assumed of 307,921, calculated as follows: (a) the price per barrel equal to the average Brent crude oil price for the previous year less USD 65/bbl, subject to a floor of USD 0/bbl where the average Brent price is equal to or less than USD 65/bbl, and a cap of USD 15/bbl where the average Brent is equal to or greater than USD 80/bbl, multiplied by (b) the annual production attributable to the Company’s interest in the assets. This contingent price will be calculated annually and payable during a five-year period as from the closing date, accruing no interest.

Under the terms of the BSP and Bajo del Toro Sale, as mentioned above, the Company received cash of 203,907 and recognized a contingent consideration receivable of 62,267.

This transaction closed on May 7, 2026. Since that date, the Company consolidates 100% of BSP’s assets, liabilities, and results, recognizing a 16.3% non-controlling interest in consolidated equity in accordance with IFRS accounting Standards (“IFRS”) 10 – “Consolidated Financial Statements”.

For additional information, see Note 29.2.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

1.2.2 Assignment of the non-operated interest in the Acambuco conventional exploitation concession

On April 7, 2026, the Company, through its subsidiary Vista Argentina, entered into an agreement with Pan American Energy, S.L., Sucursal Argentina (“Pan American”), to assign its 1.5% non-operated interest in the Acambuco conventional exploitation concession. The assignment was subject to the fulfillment of certain conditions precedent (the “Closing Date”), and the total consideration amounted to 600, payable by Pan American within 10 business days following the closing date of such assignment.

This transaction closed on October 9, 2026. Since that date, Pan American assumes all economic rights relating to the aforementioned concession, notwithstanding that the decree of the Province of Salta authorizing the assignment of title to the area to Pan American remains pending.

1.2.3 Assignment of the interest in the conventional areas to Tango Energy Argentina S.A. (“Tango Energy”) and the unconventional development rights to Unconventional Resources S.A. (“URSA”)

On May 8, 2026, through Provincial Decree No. 509/2026, the Province of Río Negro approved the assignment of 100% of Vista Argentina’s interests to Tango Energy related to:

(i) the conventional exploitation concessions of the Entre Lomas, Jarilla Quemada, Jagüel de los Machos, 25 de mayo-Medanito SE and Charco del Palenque areas; and

(ii) the Entre Lomas and Jarilla Quemada gas transportation concessions, and the 25 de mayo-Medanito SE crude oil transportation concession.

The decree also approved the conversion of the exploitation concessions into unconventional hydrocarbon exploitation concessions (CENCH, by its Spanish acronym) with a term of 35 years, for:

(i) the entire Charco del Palenque and Jarilla Quemada areas, and

(ii) a portion of the Entre Lomas area, while the remaining surface area remains under the existing exploitation concession.

On July 3, 2026, the Company entered into an agreement with URSA, a company controlled by Vista and Trafigura Ventures V B.V. (“Trafigura”), for the assignment of a 50% interest in the unconventional development rights in the Charco del Palenque, Jarilla Quemada and Entre Lomas areas. The agreement includes an upfront payment of 10,000 and certain additional payments linked to the level of activity in those areas.

As of September 30, 2026, the Company recognized: (i) a gain of 21,068 in “Other operating income,” under “Gain from assets disposal” (Note 8.1); (ii) cash proceeds of 10,000; and (iii) a receivable of 11,763 in “Trade and other receivables”, under “Accounts receivable from third parties” (Note 15).

As of the date of issuance of these unaudited interim condensed consolidated financial statements, Tango Energy and URSA operate all these areas.

Note 2. Basis of preparation and material accounting policies

2.1 Basis of preparation and presentation

These unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025, and for the nine-month periods ended September 30, 2026 and 2025 were prepared in accordance with the International Accounting Standard (“IAS”) 34 – “Interim Financial Reporting”, issued by the International Accounting Standards Board (“IASB”). The Company prepared its interim financial statements on a condensed basis pursuant to IAS 34. Certain explanatory notes are included to describe the events and transactions that are relevant to understand the changes in the financial position as of September 30, 2026, and the results of operations for the nine-month period ended September 30, 2026. Therefore, these unaudited interim condensed consolidated financial statements do not include all the information and disclosures required in the annual financial statements and should be read together with the annual consolidated financial statements as of December 31, 2025.

These unaudited interim condensed consolidated financial statements were prepared using the same accounting policies as used in preparing the Company’s annual consolidated financial statements as of December 31, 2025, except for the income tax expense that is recognized in each interim period based on the best estimate of the weighted average annual income tax rate expected for the full financial year.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

They were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value. The figures contained herein are stated in US Dollars (“USD”) and are rounded to the nearest thousand, unless otherwise stated.

These unaudited interim condensed consolidated financial statements were approved for publication by the Board of Directors on October 28, 2026 and the subsequent events through that date are considered (Note 30).

2.2 New effective accounting standards, amendments and interpretations issued by the IASB adopted by the Company

The Company has not early adopted any standard, interpretation or amendment that has been issued but is not yet effective.

None of the accounting pronouncements applicable after December 31, 2025, and as of the date of these unaudited interim condensed consolidated financial statements had a material effect on the Company’s financial condition or result of its operations.

2.3 Basis of consolidation

These unaudited interim condensed consolidated financial statements contain the financial statements of the Company and its subsidiaries. Except as mentioned in Notes 1.2, there were no other significant changes in interest in Company subsidiaries during the nine-month period ended September 30, 2026.

2.4 Summary of material accounting policies

2.4.1 Impairment of goodwill and property, plant and equipment, right-of-use assets and other intangible assets (“long-lived assets”) other than goodwill

Long-lived assets are tested for impairment at the lowest level in which there are separately identifiable cash flows largely independent of the cash flows of other Cash Generating Units (“CGUs”).

The Company conducts its impairment test of long-lived assets when there is an indication that the carrying amount may be impaired. Moreover, Goodwill is tested every December. The Company bases the impairment test on the calculation of value in use and reviews the relationship between the recoverable amount and the carrying amount of its assets.

As of September 30, 2026, the Company did not identify trigger events related to goodwill and long-lived assets other than goodwill.

However, as of September 30, 2025, the Company identified impairment indicators related to the CGU in Mexico. Consequently, the Company performed an impairment test and recorded a full impairment of the assets amounting to 38,252.

See Note 3.2.2 to the annual consolidated financial statements as of December 31, 2025.

2.4.2 Business combination

The acquisition method is used to book business combinations, regardless of whether equity instruments or other assets are acquired. The consideration transferred for these acquisitions comprises:

(i)	The fair value of transferred assets;

(ii)	The liabilities incurred to former owners of the acquired business;

(iii)	The equity interests issued by the Company;

(iv)	The fair value of any asset or liability from a contingent consideration arrangement; and

(v)	The fair value of any previously held equity interest in the subsidiary.

Identifiable assets acquired and liabilities assumed in a business combination are initially measured at fair values at the date acquisition.

The costs related to the acquisition are booked as incurred expenses. Goodwill is an excess of:

(i)	The consideration transferred; and

(ii)	The fair value of net identifiable assets acquired.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

If the fair value of the acquiree’s net identifiable assets exceeds these amounts, before recognizing profit, the Company reassesses whether it has correctly identified all assets acquired and liabilities assumed, reviewing the procedures employed to measure the amounts to be recognized at the acquisition date. If the assessment still results in excess of the fair value of net assets acquired in relation to the total consideration transferred, gain from a bargain purchase is recognized directly in the consolidated statements of profit or loss and other comprehensive income, under “Gain from Business Combination” within “Other operating income”.

When the settlement of any cash consideration is deferred, the future amounts payable is discounted at their present value at the exchange date. The discount rate used is the entity’s incremental borrowing rate, being the rate at which a similar borrowing could be obtained under comparable terms and conditions.

Contingent consideration will be recognized at its fair value at the acquisition date. Contingent consideration is classified as equity or as a financial liability. The amounts classified as a financial liability are remeasured at fair value with changes in fair value through the consolidated statements of profit or loss and other comprehensive income. Contingent consideration classified as equity is not remeasured and its subsequent settlement is accounted for within equity.

When the Company acquires a business, it assesses the financial assets acquired and liabilities incurred in relation to its adequate classification and designation according to contractual terms, economic circumstances and relevant conditions as of the acquisition date.

Oil reserves and resources acquired that may be measured reliably are recognized separately at fair value upon the acquisition.

Other potential reserves, resources and rights, which fair values cannot be measured reliability, are not recognized separately but are considered part of goodwill.

If the business combination is performed in stages, the previously held equity interest in the acquiree is measured at acquisition-date fair value. Profit or loss from such remeasurement is recognized in the consolidated statements of profit or loss and other comprehensive income.

The Company has a maximum period of 12 months from the date of acquisition to finalize the acquisition accounting. When it is incomplete as of the end of the year in which the business combination takes place, the Company reports provisional amounts.

During the nine-month period ended September 30, 2026 and 2025, the Company recorded the BSP and Bajo del Toro Acquisition and the Vista Energy Lach S.A. (“Vista Lach”) acquisition, respectively, as a Business Combination (“Business Combination”) (See Notes 1.2.1 and 29 of these condensed consolidated interim financial statements and Notes 1.2.2 and 32 to the annual consolidated financial statements as of December 31, 2025).

2.4.3 Commodity risk management contracts

The Company has entered into derivative financial instruments to manage its exposure to oil price fluctuation, only for the short term, on a quarterly basis. During the nine-month period ended September 30, 2026, these instruments consisted primarily of ICE Brent futures and fixed-price swaps. The derivatives were executed through international brokers, including exchange-cleared accounts and bilateral agreements under ISDA Master Agreements with financial institutions.

The Company’s derivatives are accounted for as non-hedge derivatives and therefore all changes in the fair values of its derivative contracts are recognized as gains or losses in the results of the periods in which they occur.

For the nine-month period ended September 30, 2026, the Company recorded a loss of 134,429 under “Commodity risk management contracts”.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

2.5 Regulatory framework

A-	Argentina

2.5.1 Regulatory framework for oil and gas activity

(i) Decree No. 105/2026

On February 19, 2026, Decree No. 105/2026 was published in the Official Bulletin, establishing a one-year extension as from July 8, 2026, to join the Incentive Regime for Large Investments (the “RIGI” by Spanish acronym). The decree includes onshore upstream crude oil and natural gas development projects as eligible promoted activities.

The minimum investment amount is set at 600,000. Qualifying projects must be located in areas with no significant development and must ensure segregation and traceability through a separate measurement system in cases where qualifying and non-qualifying activities coexist.

As of the date of issuance of these unaudited interim condensed consolidated financial statements, the Company has submitted an application to admit an upstream development project to the RIGI, which is currently under review and awaiting approval by the relevant authorities.

Other than mentioned above, there have been no significant changes in Argentina’s regulatory framework during the nine-month period ended September 30, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

B-	Mexico

2.5.2 Exploration and production activities regulatory framework

There have been no significant changes in Mexico’s regulatory framework during the nine-month period ended September 30, 2026 (See Note 2.5 to the annual consolidated financial statements as of December 31, 2025).

Note 3. Segment information

The Chief Operating Decision Maker (the “Committee” or “CODM”) is in charge of allocating resources and assessing the performance of the operating segment. It supervises operating profit (loss), and the performance of the indicators related to its oil and gas properties on an aggregate basis to make decisions regarding the location of resources, negotiate with international suppliers and determine the method for managing contracts with customers.

The CODM considers as a single segment the exploration and production of crude oil, natural gas and Liquefied Petroleum Gas (“LPG”) (including Exploration and Production commercial activities), through its own activities, subsidiaries and interests in joint operations and based on the nature of the business, customer portfolio and risks involved. The Company aggregated no segment as it has only one.

The accounting criteria used by the subsidiaries to measure profit or loss, assets and liabilities of the segments are consistent with those used in these unaudited interim condensed consolidated financial statements.

Note 4. Revenue from contracts with customers

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Goods and services sold	3,394,884	1,755,133	1,294,970	706,135

Total revenue from contracts with customers (1)	3,394,884	1,755,133	1,294,970	706,135

(1)	For the nine-month period ended September 30, 2026, 98% recognized at a point in time.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

4.1 Information broken down by revenue from contracts with customers

Type of products	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Revenues from crude oil sales and other services	3,300,160	1,683,594	1,256,026	676,363
Revenues from natural gas sales	90,406	67,068	38,083	28,641
Revenues from LPG sales	4,318	4,471	861	1,131

Total revenue from contracts with customers	3,394,884	1,755,133	1,294,970	706,135

Distribution channels	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Exports of crude oil and other services (1)	2,444,301	1,026,302	960,603	429,805
Local crude oil	855,859	657,292	295,423	246,558
Local natural gas	84,704	57,614	37,667	25,210
Exports of natural gas	5,702	9,454	416	3,431
LPG sales	4,318	4,471	861	1,131

Total revenue from contracts with customers	3,394,884	1,755,133	1,294,970	706,135

(1)	For the nine-month period ended September 30, 2026 including 66,664 of sea freight services.

Note 5. Cost of sales

5.1 Operating costs

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Fees and compensation for services	120,016	84,565	47,838	33,325
Salaries and payroll taxes	33,806	24,061	11,955	9,067
Employee benefits	10,293	8,870	3,628	2,830
Transport	8,505	2,856	4,452	1,064
Consumption of materials and spare parts	8,176	4,158	2,824	2,205
Easements and fees	5,584	5,116	1,879	1,423
Other	5,746	6,514	2,442	1,872

Total operating costs	192,126	136,140	75,018	51,786

5.2 Crude oil stock fluctuation

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Crude oil stock at beginning of the period (Note 18)	6,881	4,384	19,193	8,661
Increase from Business Combination (Note 29.2)	2,054	1,451	—	—
Less: Crude oil stock at end of the period (Note 18)	(18,311)	(10,076)	(18,311)	(10,076)

Total crude oil stock fluctuation	(9,376)	(4,241)	882	(1,415)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

5.3 Royalties and others

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Royalties	356,632	197,035	146,183	79,688
Export duties	127,847	54,033	52,120	18,835

Total royalties and others	484,479	251,068	198,303	98,523

Note 6. Selling expenses

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Sea freight	124,453	—	41,361	—
Transport	97,170	85,953	33,190	30,173
Taxes, rates and contributions	29,399	20,926	10,269	8,247
Fees and compensation for services	21,818	14,831	10,064	5,092
Tax on bank account transactions	13,410	14,535	3,122	5,260
Allowances for (reversal of) expected credit losses	—	44	(26)	44

Total selling expenses	286,250	136,289	97,980	48,816

Note 7. General and administrative expenses

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Share-based payments	58,907	37,918	21,017	18,401
Salaries and payroll taxes	31,557	31,182	15,704	9,811
Fees and compensation for services	24,859	14,661	9,017	4,164
Personal assets tax	9,792	(1,104)	2,527	—
Employee benefits	5,376	4,914	2,096	1,803
Institutional promotion and advertising	1,682	1,931	600	826
Other	7,805	5,588	3,234	2,342

Total general and administrative expenses	139,978	95,090	54,195	37,347

Note 8. Other operating income and expenses

8.1 Other operating income

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Gain from assets disposal (1)	21,068	—	21,068	—
Reversal of restructuring expenses	19,624	—	19,624	—
Gain from Business Combination (2)	—	490,530	—	288,056
Gain from Exports Increase Program	—	4,961	—	—
Other income	8,167	8,793	4,844	1,746

Total other operating income	48,859	504,284	45,536	289,802

(1)	See Note 1.2.3.
(2)	See Note 29.1.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

8.2 Other operating expenses

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Restructuring expenses (1)	(2,713)	(28,721)	(1,393)	(4,978)
(Provision for) contingencies (2)	(340)	(677)	(2)	—
(Provision for) materials and spare parts obsolescence (2)	(6,097)	(881)	(4,110)	(256)
(Provision for) environmental remediation (2)	(311)	(155)	(277)	(39)

Total other operating expenses	(9,461)	(30,434)	(5,782)	(5,273)

(1)	The Company booked restructuring expenses including payments, fees and transaction costs related to the changes in the Group’s structure.
(2)	These transactions did not generate cash flows. For the nine-month period ended September 30, 2026 and 2025, including 5,586 and 638 related to payments of contingencies, respectively.

Note 9. Financial income (expense), net

9.1 Interest income

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Financial interest	11,502	8,933	3,321	7,603

Total interest income	11,502	8,933	3,321	7,603

9.2 Interest expense

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Borrowings interest (Note 16.2)	(183,372)	(113,260)	(63,992)	(48,873)

Total interest expense	(183,372)	(113,260)	(63,992)	(48,873)

9.3 Other financial income (expense)

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Amortized cost (Note 16.2)	(4,416)	(7,826)	(1,721)	(1,143)
Net changes in foreign exchange rate	(10,355)	14,862	(67)	(21,546)
Discount of assets and liabilities at present value	(26,207)	(13,819)	(5,367)	(10,471)
Changes in the fair value of financial assets and liabilities	10,906	14,107	3,628	(1,942)
Interest expense on lease liabilities (Note 13)	(2,432)	(2,565)	(724)	(857)
Discount for well plugging and abandonment	(2,642)	(1,743)	(760)	(907)
Other taxes interest (1)	(5,476)	(53,127)	(3,858)	(14,440)
Other (2)	(29,166)	(13,610)	(7,039)	(2,566)

Total other financial income (expense)	(69,788)	(63,721)	(15,908)	(53,872)

(1)	For the nine-month period ended September 30, 2026 and 2025, including a non-cash transaction of 1,652 and 32,052, respectively.
(2)	For the nine-month period ended September 30, 2026, and 2025, including a non-cash transaction of 7,066 and 6,175, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 10. Earnings per share

10.1	Basic

Basic earnings per share is calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period.

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Profit for the period, net	722,905	633,368	293,457	315,286
Weighted average number of ordinary shares	108,175,337	101,903,171	110,931,263	104,896,801

Basic earnings per share	6.683	6.215	2.645	3.006

10.2	Diluted

Diluted earnings per share are calculated by dividing the Company’s profit by the weighted average number of ordinary shares outstanding during the period, plus the weighted average of dilutive potential ordinary shares.

Potential ordinary shares will be considered dilutive when their conversion to ordinary shares may reduce earnings per share or increase losses per share. They will be considered antidilutive when their conversion to ordinary shares may result in an increase in earnings per share or a reduction in loss per share.

The calculation of diluted earnings per share does not involve a conversion; the exercise or other issue of shares that may have an antidilutive effect on loss per share, or when the exercise price is higher than the average price of ordinary shares during the period, no dilution effect is booked, as diluted earnings per share is equal to basic earnings per share.

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Profit for the period, net	722,905	633,368	293,457	315,286
Weighted average number of ordinary shares (1)	113,748,455	105,990,422	116,641,605	108,404,281

Diluted earnings per share	6.355	5.976	2.516	2.908

(1)

As of September 30, 2026, the Company has 110,617,404 outstanding shares that cannot exceed 112,301,755 shares. Likewise, in accordance with IFRS accounting standards the average number of ordinary shares with a potential dilutive effect amount to 113,748,455.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 11. Property, plant and equipment

The changes in property, plant and equipment for the nine-month period ended September 30, 2026 are as follows:

	Land and buildings	Vehicles, machinery, facilities, computer hardware and furniture and fixtures	Oil and gas properties	Production wells and facilities		Works in progress	Materials and spare parts	Total
Cost
Amounts as of December 31, 2025	8,342	58,912	1,080,000	5,628,605		596,810	136,198	7,508,867
Additions	—	178	2,874	—		1,228,726	102,467	1,334,245
Incorporation through Business Combination (1)	—	—	785,980	571,251		211,287	11,919	1,580,437
Transfers	1	25,133	—	1,075,991		(985,700)	(115,425)	—
Disposals	—	(126)	—	(3,494	)(2)	—	—	(3,620)

Amounts as of September 30, 2026	8,343	84,097	1,868,854	7,272,353		1,051,123	135,159	10,419,929

Accumulated depreciation
Amounts as of December 31, 2025	(232)	(28,198)	(171,219)	(1,766,186)		—	—	(1,965,835)
Depreciation	—	(7,370)	(98,309)	(675,402)		—	—	(781,081)
Disposals	—	126	—	—		—	—	126

Amounts as of September 30, 2026	(232)	(35,442)	(269,528)	(2,441,588)		—	—	(2,746,790)

Net value

Amounts as of September 30, 2026	8,111	48,655	1,599,326	4,830,765		1,051,123	135,159	7,673,139

Amounts as of December 31, 2025	8,110	30,714	908,781	3,862,419		596,810	136,198	5,543,032

(1)	See Note 1.2.1 and 29.2.
(2)	Related to the re-estimation of well plugging and abandonment. This transaction did not generate cash flows.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 12. Goodwill and other intangible assets

Below are the changes in goodwill and other intangible assets for the nine-month period ended September 30, 2026:

	Goodwill	Other intangible assets
Cost
Amounts as of December 31, 2025	22,576	47,079
Additions	—	4,531

Amounts as of September 30, 2026	22,576	51,610

Accumulated amortization
Amounts as of December 31, 2025	—	(28,594)
Amortization	—	(8,327)

Amounts as of September 30, 2026	—	(36,921)

Net value

Amounts as of September 30, 2026	22,576	14,689

Amounts as of December 31, 2025	22,576	18,485

Note 13. Right-of-use assets and lease liabilities

The carrying amount of the Company’s right-of-use assets and lease liabilities, as well as the changes for the nine-month period ended September 30, 2026, are detailed below:

	Right-of-use assets			Total lease liabilities
	Land and Buildings	Facilities and machinery	Total
Amounts as of December 31, 2025	16,042	137,241	153,283	(143,903)
Additions, net	1,263	(13,389)	(12,126)	12,208
Depreciation (1)	(775)	(37,768)	(38,543)	—
Payments	—	—	—	56,628
Interest expense (2)	—	—	—	(8,030)

Amounts as of September 30, 2026	16,530	86,084	102,614	(83,097)

(1)	Including the depreciation of drilling services capitalized as “Works in progress” for 31,842.
(2)	Including drilling agreements capitalized as “Works in progress” for 5,598.

Short-term and low-value lease agreements were recognized under “General and administrative expenses” in the statements of profit or loss and other comprehensive income for 246 and 98 for the nine-month periods ended September 30, 2026 and 2025, respectively.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 14. Income tax

The most significant components of the income tax expense in the statements of profit or loss and other comprehensive income of these unaudited interim condensed consolidated financial statements are as follows:

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Income tax
Current income tax (expense)	(493,169)	(149,727)	(251,785)	(3,119)
Deferred income tax benefit (expense)	118,104	(83,182)	32,474	(119,099)

Income tax (expense) charged to statement of profit or loss	(375,065)	(232,909)	(219,311)	(122,218)

Deferred income tax charged to other comprehensive income	1,569	665	17	16

Total income tax (expense)	(373,496)	(232,244)	(219,294)	(122,202)

For the nine-month periods ended September 30, 2026 and 2025, the Company’s effective rate was 34% and 27%, respectively.

The differences between the effective and statutory rate mainly include: (i) the application of the tax adjustment for inflation in Argentina; (ii) fluctuations in Argentine peso (“ARS”) with respect to the USD affecting the Company’s tax deductions of nonmonetary assets; (iii) the accumulative tax losses not recognized in the period; and (iv) the gain from Business Combination (Note 8.1).

See Note 30 to the annual consolidated financial statements as of December 31, 2025.

Note 15. Trade and other receivables

	As of September 30, 2026	As of December 31, 2025
Noncurrent
Other receivables:
Prepayments, tax receivables and other:
Advance payments for transportation services (Note 27)	392,831	311,087
Receivables related to the transfer of conventional assets (1)	25,023	40,945
Prepaid expenses and other receivables	19,366	19,409
Turnover tax	2,579	670
Income tax	785	785

	440,584	372,896

Financial assets:
Accounts receivable from third parties (2)	41,945	—
Loans to employees	249	130

	42,194	130

Total noncurrent trade and other receivables	482,778	373,026

Current
Trade:
Oil and gas accounts receivable (net of allowance for expected credit losses)	290,038	186,403

	290,038	186,403

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of September 30, 2026	As of December 31, 2025
Other receivables:
Prepayments, tax credits and other:
Value added tax	92,464	77,160
Advance payments for transportation services (Note 27)	30,630	26,098
Receivables related to the transfer of conventional assets (1)	19,288	23,984
Income tax	11,101	9,283
Prepaid expenses and other receivables	6,753	7,253
Turnover tax	2,835	3,047

	163,071	146,825

Financial assets:
Accounts receivable from third parties (2) (3)	52,809	9,404
Receivables from joint operations	9,624	1,368
Gas IV Plan	4,497	2,316
Advances to directors and loans to employees	1,204	—
Other	1,521	1,365

	69,655	14,453

Other receivables	232,726	161,278

Total current trade and other receivables	522,764	347,681

(1)

Related to the agreement signed with Tango Energy, connected with the transfer of conventional assets. For the nine-month periods ended September 30, 2026 and 2025, the Company recognized 10,725 and 24,018, respectively, mainly related to the amortization of the account receivable, in the statement of profit or loss under “Other non-cash costs related to the transfer of conventional assets”. Additionally, for the nine-month period ended September 30, 2025 the Company received 5,734, related to the transaction (See Note 3.2.8 to the annual consolidated financial statements as of December 31, 2025).

(2)

As of September 30, 2026, 41,945 and 22,019 noncurrent and current receivables from third parties, respectively, related to the contingent consideration arising from the BSP and Bajo del Toro Sale (Note 1.2.1).

(3)	Includes 11,763 related to the assignment described in Note 1.2.3.

Due to the short-term nature of current trade and other receivables, it carrying amount is considered similar to its fair value. The fair values of noncurrent trade and other receivables do not differ significantly from it carrying amounts either.

As of September 30, 2026, in general, accounts receivable has a 19-day term for sales of crude oil and a 45-day term for sales of natural gas and LPG.

The Company sets up a provision for trade receivables when there is information showing that the debtor is facing severe financial difficulties and that there is no realistic probability of recovery, for example, when the debtor goes into liquidation or files for bankruptcy proceedings. Trade receivables that are derecognized are not subject to compliance activities. The Company recognized an allowance for expected credit losses against all trade receivables that are 90 days past due because based on its history these receivables are generally not recovered.

As of September 30, 2026, and December 31, 2025, the provision for expected credit losses was recorded for 68 and 70 respectively.

As of the date of these unaudited interim condensed consolidated financial statements, maximum exposure to credit risk is related to the carrying amount of each class of accounts receivable.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 16. Financial assets and liabilities

16.1 Borrowings

	As of September 30, 2026	As of December 31, 2025
Noncurrent
Corporate bond (“ON”)	2,630,520	2,257,997
Financial loans	367,997	446,730
Exports pre-financing	79,521	99,255

Total noncurrent	3,078,038	2,803,982

Current
ON	230,390	182,347
Financial loans	131,321	72,738
Exports pre-financing	202,506	95,010

Total current	564,217	350,095

Total Borrowings	3,642,255	3,154,077

Below are the maturity dates of Company borrowings (excluding lease liabilities) and their exposure to interest rates:

	As of September 30, 2026	As of December 31, 2025
Fixed interest
Less than 1 year	482,744	322,766
From 1 to 2 years	198,493	348,369
From 2 to 5 years	515,282	392,044
Over 5 years	2,046,149	1,666,879

Total	3,242,668	2,730,058

Variable interest
Less than 1 year	81,473	27,329
From 1 to 2 years	105,657	105,677
From 2 to 5 years	212,457	291,013
Over 5 years	—	—

Total	399,587	424,019

Total Borrowings	3,642,255	3,154,077

See Note 16.4 for information on the fair value of the borrowings.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Vista Argentina issued ON, under the name “Programa de Notas” approved by CNV. The following chart shows the details and carrying amount of ON as of September 30, 2026 and December 31, 2025:

Instrument	Execution date	Currency	Principal	Interest	Annual rate	Maturity date	As of September 30, 2026	As of December 31, 2025
ON XII	August, 2021	USD-linked (1)	100,769	Fixed	5.85%	August, 2031	75,869	87,233
ON XVI	December, 2022	USD-linked (1)	104,236	Fixed	0.00%	June, 2026	—	104,151
ON XVII	December, 2022	USD-linked (1)	39,118	Fixed	0.00%	December, 2026	39,107	39,064
ON XVIII	March, 2023	USD-linked (1)	118,542	Fixed	0.00%	March, 2027	118,467	118,319
ON XIX	March, 2023	USD-linked (1)	16,458	Fixed	1.00%	March, 2028	16,445	16,432
ON XXI	August, 2023	USD-linked (1)	70,000	Fixed	0.99%	August, 2028	69,955	69,899
ON XXII	December, 2023	USD	14,669	Fixed	5.00%	June, 2026	—	14,726
ON XXIII	March, 2024	USD	92,203	Fixed	6.50%	March, 2027	—	73,463	(2)
ON XXIV	May, 2024	USD	46,562	Fixed	8.00%	May, 2029	47,942	46,942
ON XXV	July, 2024	USD-linked (1)	53,195	Fixed	3.00%	July, 2028	53,335	53,239
ON XXVI	October, 2024	USD	150,000	Fixed	7.65%	October, 2031	154,738	151,747
ON XXVII	December, 2024	USD	600,000	Fixed	7.63%	December, 2035	609,697	597,954
ON XXVIII	March, 2025	USD	92,414	Fixed	7.50%	March, 2030	92,461	94,038
ON XXIX	June, 2025	USD	900,000	Fixed	8.50%	June, 2033	918,130	899,341
ON XXX	October, 2025	USD	73,256	Fixed	6.00%	April, 2027	—	73,796
ON XXXI	April, 2026	USD	500,000	Fixed	7.88%	April, 2038	514,126	—
ON XXXII	July, 2026	USD	75,000	Fixed	3.75%	January, 2028	75,244	—
ON XXXIII	July, 2026	USD	75,000	Fixed	5.00%	July, 2029	75,394	—

						Total ON	2,860,910	2,440,344

(1)	Subscribed in USD, payable in ARS at the exchange rate applicable on maturity date.
(2)	As of December 31, 2025, the carrying amount of ON XXIII include 20,000 ON repurchased by the Company.

Certain borrowings includes the Company’s obligation to comply with certain financial ratios and debt service coverage requirements (the “covenants”). Non-compliance with these covenants could restrict the ability of the Company and its subsidiaries to, among other things, pay dividends, provide guarantees, incur additional indebtedness, or dispose of material assets, among others.

As of September 30, 2026, the Company was in compliance with all financial covenants and other commitments associated with such borrowings.

On March 20, 2026, Vista Argentina increased the amount of the Programa de Notas, approved by CNV for a total principal up to 4,000,000 or its equivalent in other currencies.

See Note 30 for information on subsequent events.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.2 Changes in liabilities from financing activities

Changes in the borrowings were as follows:

	As of September 30, 2026	As of December 31, 2025
Amounts at beginning of period	3,154,077	1,448,567
Proceeds from borrowings	1,847,217	2,838,173
Proceeds from borrowings of Business Combination	—	50,505
Payment of borrowings principal	(1,401,657)	(1,173,623)
Payment of borrowings interest	(138,349)	(148,310)
Payment of borrowings cost	(6,736)	(17,935)
Borrowings interest (1) (Note 9.2)	183,372	163,356
Amortized cost (1) (Note 9.3)	4,416	7,880
Changes in foreign exchange rate (1)	(85)	(14,536)

Amounts at end of period	3,642,255	3,154,077

(1)	These transactions did not generate cash flows.

16.3 Financial instruments by category

The following chart includes the financial instruments broken down by category:

As of September 30, 2026	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Trade and other receivables (Note 15)	249	41,945	42,194
Plan assets (Note 25)	—	1,011	1,011

Total noncurrent financial assets	249	42,956	43,205

Short-term investments (Note 19)	368,184	188,997	557,181
Trade and other receivables (Note 15)	337,674	22,019	359,693

Total current financial assets	705,858	211,016	916,874

Liabilities
Borrowings (Note 16.1)	3,078,038	—	3,078,038
Trade and other payables (Note 24)	295,018	203,911	498,929
Lease liabilities (Note 13)	49,188	—	49,188

Total noncurrent financial liabilities	3,422,244	203,911	3,626,155

Borrowings (Note 16.1)	564,217	—	564,217
Trade and other payables (Note 24)	599,486	121,868	721,354
Lease liabilities (Note 13)	33,909	—	33,909

Total current financial liabilities	1,197,612	121,868	1,319,480

As of December 31, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Assets
Plan assets (Note 25)	—	1,865	1,865
Trade and other receivables (Note 15)	130	—	130

Total noncurrent financial assets	130	1,865	1,995

Short-term investments (Note 19)	90,414	109,433	199,847
Trade and other receivables (Note 15)	200,856	—	200,856

Total current financial assets	291,270	109,433	400,703

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of December 31, 2025	Financial assets / liabilities at amortized cost	Financial assets / liabilities at fair value	Total financial assets / liabilities
Liabilities
Borrowings (Note 16.1)	2,803,982	—	2,803,982
Trade and other payables (Note 24)	292,236	—	292,236
Lease liabilities (Note 13)	88,451	—	88,451

Total noncurrent financial liabilities	3,184,669	—	3,184,669

Borrowings (Note 16.1)	350,095	—	350,095
Trade and other payables (Note 24)	419,130	—	419,130
Lease liabilities (Note 13)	55,452	—	55,452

Total current financial liabilities	824,677	—	824,677

Below are income, expenses, profit, or loss from each category of financial instrument:

For the nine-month period ended September 30, 2026:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	11,502	—	11,502
Interest expense (Note 9.2)	(183,372)	—	(183,372)
Amortized cost (Note 9.3)	(4,416)	—	(4,416)
Net changes in foreign exchange rate (Note 9.3)	(10,355)	—	(10,355)
Discount of assets and liabilities at present value (Note 9.3)	(26,207)	—	(26,207)
Changes in the fair value of financial assets and liabilities (Note 9.3)	—	10,906	10,906
Interest expense on lease liabilities (Note 9.3)	(2,432)	—	(2,432)
Discount for well plugging and abandonment (Note 9.3)	(2,642)	—	(2,642)
Other taxes interest (Note 9.3)	(5,476)	—	(5,476)
Other (Note 9.3)	(29,166)	—	(29,166)

Total	(252,564)	10,906	(241,658)

For the nine-month period ended September 30, 2025:

	Financial assets/liabilities at amortized cost	Financial assets/liabilities at fair value	Total financial assets / liabilities
Interest income (Note 9.1)	8,933	—	8,933
Interest expense (Note 9.2)	(113,260)	—	(113,260)
Amortized cost (Note 9.3)	(7,826)	—	(7,826)
Net changes in foreign exchange rate (Note 9.3)	14,862	—	14,862
Discount of assets and liabilities at present value (Note 9.3)	(13,819)	—	(13,819)
Changes in the fair value of financial assets and liabilities (Note 9.3)	—	14,107	14,107
Interest expense on lease liabilities (Note 9.3)	(2,565)	—	(2,565)
Discount for well plugging and abandonment (Note 9.3)	(1,743)	—	(1,743)
Other taxes interest (Note 9.3)	(53,127)	—	(53,127)
Other (Note 9.3)	(13,610)	—	(13,610)

Total	(182,155)	14,107	(168,048)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4 Fair value

This note includes information on the Company’s method for assessing the fair value of its financial assets and liabilities.

16.4.1 Fair value of the Company’s financial assets and liabilities measured at fair value on a recurring basis

The Company classifies the measurements at fair value of financial instruments using a fair value hierarchy, which shows the relevance of the variables applied to carry out these measurements. The fair value hierarchy has the following levels:

- Level 1: quoted (unadjusted) prices in active markets for identical assets or liabilities.

- Level 2: data other than the quoted prices included in Level 1 that are observable for assets or liabilities, either directly (that is prices) or indirectly (that is derived from prices).

- Level 3: data on the asset or liability that are based on information that cannot be observed in the market (that is, non-observable data).

The following chart shows the Company’s financial assets measured at fair value as of September 30, 2026 and December 31, 2025:

As of September 30, 2026	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	1,011	—	—	1,011
Short-term investments	188,997	—	—	188,997
Trade and other receivables	—	—	63,964	63,964

Total assets	190,008	—	63,964	253,972

Liabilities
Financial liabilities at fair value through profit or loss
Trade and other payables	—	—	325,779	325,779

Total liabilities	—	—	325,779	325,779

As of December 31, 2025	Level 1	Level 2	Level 3	Total
Assets
Financial assets at fair value through profit or loss
Plan assets	1,865	—	—	1,865
Short-term investments	109,433	—	—	109,433

Total assets	111,298	—	—	111,298

The value of financial instruments traded in active markets is based on quoted market prices as of the date of these accompanying unaudited interim condensed consolidated financial statements. A market is considered active when quoted prices are available regularly through a stock exchange, a broker, a specific sector entity or regulatory agency, and these prices reflect regular and current market transactions between parties at arm’s length. The quoted market price used for financial assets held by the Company is the current offer price. These instruments are included in Level 1.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. These valuation techniques maximize the use of observable market data, when available, and minimize the use of Company’s specific estimates. Should all significant variables used to establish the fair value of a financial instrument be observable, the instrument is included in Level 2.

Should one or more variables used in determining the fair value not be observable in the market, the financial instrument is included in Level 3.

There were no transfers between Level 1, Level 2 and Level 3 from December 31, 2025, through September 30, 2026.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

16.4.2 Fair value of financial assets and liabilities that are not measured at fair value (but require fair value disclosures)

Except for the information included in the following chart, the Company considers that the carrying amounts of financial assets and liabilities recognized in the unaudited interim condensed consolidated financial statements approximate to its fair values, as explained in the related notes.

As of September 30, 2026	Carrying amount	Fair value	Level
Liabilities
Borrowings	3,642,255	3,677,937	2

Total liabilities	3,642,255	3,677,937

16.5 Risk management objectives and policies concerning financial instruments

16.5.1 Financial risk factors

The Company’s activities are exposed to several financial risks: market risk (including exchange rate risk, interest rate risk and price risk), credit risk and liquidity risk.

Financial risk management is included in the Company’s global policies, and it adopts a comprehensive risk management policy focused on tracking risks affecting the entire Company. This strategy aims at striking a balance between profitability targets and risk exposure levels. Financial risks are derived from the financial instruments to which the Company is exposed during each period or as of every period-end.

The Company’s financial department, controls financial risk by identifying, assessing and covering financial risks. The risk management systems and policies are reviewed regularly to show the changes in market conditions and the Company’s activities.

The Company reviewed its exposure to financial risk factors and identified no significant changes in the risk analysis included in its annual consolidated financial statements as of December 31, 2025, except for the following:

16.5.1.1 Market risk

Exchange rate risk

The Company’s financial position and results of operations are sensitive to exchange rate changes between USD and ARS. As of December 31, 2025, the Company performed foreign exchange currency transactions, and the impact in the results of the period is recognized in the consolidated statement of profit or loss in “Other financial income (expense)”.

Most Company revenues are denominated in USD, or the changes in sales follow the changes in USD listed price.

During the nine-month period ended September 30, 2026, and for the year ended December 31, 2025, ARS depreciated by about 4% and 41%, respectively.

The following chart shows the sensitivity to a modification in the exchange rate of ARS to USD while maintaining the remainder variables constant. Impact on profit before taxes is related to changes in the fair value of monetary assets and liabilities denominated in currencies other than the USD, the Company’s functional currency. The Company’s exposure to changes in foreign exchange rates for the remainder currencies is immaterial.

	As of September 30, 2026	As of December 31, 2025
Changes in exchange rate:	+/- 10%	+/- 10%
Effect on profit or loss before income taxes	10,904 / (10,904)	8,169 / (8,169)
Effect on equity before income taxes	10,904 / (10,904)	8,169 / (8,169)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Interest rate risk

The purpose of interest rate risk management is to minimize finance costs and limit the Company’s exposure to interest rate increases.

Variable-rate indebtedness exposes the Company’s cash flows to interest rate risk due to potential volatility. Fixed-rate indebtedness exposes the Company to interest rate risk on the fair value of its liabilities as they could be considerably higher than variable rates. As of September 30, 2026 and December 31, 2025, about 11% and 13% of indebtedness was subject to variable interest rates, respectively.

For the nine-month period ended September 30, 2025, the average interest rate for borrowings in ARS was 38.08%.

For the nine-month periods ended September 30, 2026, and 2025, the variable interest rate of borrowings denominated in USD stood at 6.61% and 7.98%, respectively.

The Company expects to lessen its interest rate exposure by analyzing and assessing (i) the different sources of liquidity available in domestic and international financial and capital markets (if available); (ii) alternative (fixed or variable) interest rates, currencies and contractual terms available for companies in a sector, industry and risk similar to the Company’s; and (iii) the availability, access and cost of interest rate hedge contracts. Hence, the Company assesses the impact on profit or loss of each strategy on the obligations that represent the main positions to the main interest-bearing positions.

The Company considers that the risk of an increase in interest rates is low; therefore, it does not expect substantial debt risk.

For the nine-month period ended September 30, 2026, and for the year ended December 31, 2025, the Company did not use derivative financial instruments to mitigate interest rate risks.

Note 17. Investments in associates

As of September 30, 2026, and December 31, 2025, the Company holds the following interests in associates:

	Equity interest		Income (loss) from investments in associates		Investments in associates
Company	As of September 30, 2026	As of December 31, 2025	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	As of September 30, 2026	As of December 31, 2025	Main activity
VMOS S.A.	9.09%	10.20%	3,471	(3,746)	61,806	30,702	Midstream
Other	—	—	—	—	27,149	23,840	—

Total investments in associates			3,471	(3,746)	88,955	54,542

For the nine-month period ended September 30, 2026 and 2025, the Company made payments related to investment in associates for 30,942 and 42,508, respectively.

Note 18. Inventories

	As of September 30, 2026	As of December 31, 2025
Crude oil stock (Note 5.2)	18,311	6,881
Materials and spare parts	3,202	2,575
Assigned crude oil stock	—	1

Total inventories	21,513	9,457

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 19. Cash, bank balances and other short-term investments

	As of September 30, 2026	As of December 31, 2025
Money market funds	245,374	90,414
Cash in banks	227,863	333,002
Mutual funds	183,594	102,768
Time deposits	122,002	—
Argentine government bonds	5,403	6,665
Other investments	808	5,553

Total cash, banks balances and other short-term investments	785,044	538,402

Cash and cash equivalents include cash on hand and at bank and investments maturing within 3 months. For the consolidated statement of cash flows purposes below is the reconciliation between cash, bank and short-term investments and cash and cash equivalents:

	As of September 30, 2026	As of December 31, 2025
Cash, bank balances and other short-term investments	785,044	538,402
Less
Argentine government bonds	(5,403)	(6,665)
Other investments	(808)	(5,553)

Cash and cash equivalents	778,833	526,184

Note 20. Equity

20.1 Capital stock

As of September 30, 2026, and December 31, 2025, the Company’s variable capital stock amounted to 760,781 and 491,165, represented by 110,617,404 and 104,299,705, respectively, of which: (i) 110,617,402 and 104,299,703 respectively, are fully subscribed and paid Series A shares with no face value, each entitled to one vote; and (ii) 2 are Series C shares for both periods.

As part of the transaction mentioned in Note 29, on May 7, 2026 and April 11, 2025 the Board of Directors approved an increase in the variable portion of the Company’s capital stock by 325,000 (through the issuance of 6,223,220 Series A shares) and 299,687 (through the issuance of 7,297,507 Serie A shares) respectively.

During the nine-month period ended September 30, 2026 and 2025 the Company repurchased 825,000 and 1,213,371 Serie A share for a total amount of 55,385 and 50,000, respectively. As of the date of issuance of these interim condensed consolidated financial statements, the shares repurchased during the nine-month period ended September 30, 2026, are held in Treasury.

During the nine-month period ended September 30, 2026 and 2025, 919,479 and 2,886,823 Series A shares were issued as part of the LTIP granted to Company employees, respectively.

As of September 30, 2026, and December 31, 2025, the Company’s authorized capital includes 18,174,837 and 24,492,536 Series A ordinary shares, respectively, held in Treasury.

20.2. Legal reserve and share repurchase reserve

(i) Legal reserve:

As of September 30, 2026, and December 31, 2025, the legal reserve amounts to 10,560 and 8,233, respectively.

On April 28, 2026, through an Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase in the legal reserve for a total amount of 2,327, based on the Company’s unconsolidated financial statements.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

(ii) Share repurchase reserve:

As of September 30, 2026, and December 31, 2025, the total amount of the share repurchase reserve amount to 329,324 and 179,324, respectively.

On April 28, 2026, and April 9, 2025, through an Ordinary General Shareholders’ Meeting, the Company’s shareholders approved an increase in the share repurchase reserve of treasury shares for a total amount of 150,000 and 50,000, respectively, based on the Company’s unconsolidated financial statements.

20.3. Other equity accounts

As of September 30, 2026, Other equity accounts include: (i) an increase of 84,488 resulting from the adjustment to reflect the fair value of the shares issued as consideration for the BSP and Bajo del Toro Acquisition at the acquisition date; and (ii) a decrease of 11,579 resulting from the difference between amount by which the non-controlling interest was stated and the fair value of the consideration received, which amounted to 167,160.

For further information see Note 21 to the annual consolidated financial statements as of December 31, 2025.

Note 21. Provisions

	As of September 30, 2026	As of December 31, 2025
Noncurrent
Well plugging and abandonment	53,466	51,279
Environmental remediation	237	234

Total noncurrent provisions	53,703	51,513

Current
Well plugging and abandonment	1,544	3,178
Contingencies	433	5,244
Environmental remediation	57	2,378

Total current provisions	2,034	10,800

Note 22. Salaries and payroll taxes

	As of September 30, 2026	As of December 31, 2025
Current
Provision for bonuses and incentives	22,515	25,658
Salaries and social security contributions	7,376	10,233

Total current salaries and payroll taxes	29,891	35,891

Note 23. Other taxes and royalties

	As of September 30, 2026	As of December 31, 2025
Current
Royalties and others	63,101	28,662
Personal assets tax	11,345	11,122
Tax withholdings	5,331	2,936
Other	4,318	1,225

Total current other taxes and royalties	84,095	43,945

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 24. Trade and other payables

	As of September 30, 2026	As of December 31, 2025
Noncurrent
Payables to third parties (1) (2) (3)	498,929	292,236

Total other noncurrent accounts payables	498,929	292,236

Total noncurrent accounts payables	498,929	292,236

Current
Accounts payables:
Suppliers	573,836	399,373

Total current accounts payables	573,836	399,373

Other accounts payables:
Payables to third parties (2) (3)	146,909	19,236
Extraordinary fee for Gas IV Plan	609	425
Payables to partners of joint operations	—	96

Total other current accounts payables	147,518	19,757

Total current trade and other payables	721,354	419,130

(1)

As of September 30, 2026 and December 31, 2025, mainly includes 242,191 and 222,749, respectively, in connection with the liability assumed for the acquisition of Vista Lach (See Note 1.2.2 and 29 to the annual consolidated financial statements as of December 31, 2025).

(2)

As of September 30, 2026, includes 52,661 and 25,041 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement. Likewise, as of December 31, 2025, includes 68,298 and 19,236 noncurrent and current payables to third parties, respectively, related to the Farmout Agreement (See Note 1.2.1 to the annual consolidated financial statements as of December 31, 2025).

(3)

As of September 30, 2026, includes 203,911 and 121,868 noncurrent and current payables to third parties, respectively, related to the contingent consideration arising from the BSP and Bajo del Toro Acquisition (See Note 1.2.1). For the nine-month periods ended September 30, 2026, the Company recognized 16,168 related to the fair value remeasurement of the contingent consideration liability, in the statement of profit or loss under “Remeasurement of contingent consideration”

Other than mentioned above, due to the short-term nature of current trade and other payables, their carrying amount is deemed to be the same as its fair value. The carrying amount of noncurrent trade and other payable does not differ considerably from its fair value.

Note 25. Employee benefits

The following chart summarizes net expense components and the changes in the liability for long-term employee benefits in the unaudited interim condensed consolidated financial statements:

	Period from January 1, through September 30, 2026	Period from January 1, through September 30, 2025	Period from July 1, through September 30, 2026	Period from July 1, through September 30, 2025
Cost of interest	(682)	(588)	(274)	(196)
Cost of services	—	(4)	—	—

Total	(682)	(592)	(274)	(196)

	As of September 30, 2026
	Present value of the obligation	Plan assets	Net liabilities
Amounts at beginning of period	(19,519)	3,293	(16,226)
Items classified as loss or profit
Cost of interest	(766)	84	(682)
Items classified in other comprehensive income
Actuarial remeasurement	(4,359)	(120)	(4,479)
Payment of contributions	1,432	(1,062)	370

Amounts at end of period	(23,212)	2,195	(21,017)

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

The fair value of plan assets as of every period is as follows:

	As of September 30, 2026	As of December 31, 2025
Cash and cash equivalents	1,184	1,428
US government bonds	1,011	1,865

Total	2,195	3,293

See Note 23 to the annual consolidated financial statements as of December 31, 2025.

Note 26. Related parties’ transactions and balances

There were no significant changes in related parties and relevant transactions during the nine-month period ended September 30, 2026 (See Note 27 to the annual consolidated financial statements as of December 31, 2025).

Note 27. Commitments and contingencies

27.1 Commitments

27.1.1 Transport services commitments

The Company, through its subsidiaries Vista Argentina, Vista Lach and BSP, entered into transportation services commitments under the following projects: (i) the Duplicar Plus Project implemented by Oleoductos del Valle S.A. (“Duplicar”); (ii) the project to expand the Puerto Rosales maritime terminal and pumping station implemented by Oiltanking Ebytem S.A. (“Oiltanking Project”); (iii) the Transportation Service Agreement for Vaca Muerta Centro Pipeline (“VMOC” by Spanish acronym); and (iv) the Transportation Service Agreement for Vaca Muerta Norte Pipeline (“VMON” by Spanish acronym).

El Portón gas transportation agreement (the “El Portón agreement”)

As part of the BSP and Bajo del Toro Acquisition described in Note 1.2.1, Vista Argentina assumed a natural gas transportation agreement with YPF S.A. related to the Bajo del Toro area. Under the agreement, Vista Argentina was awarded a firm transportation capacity of up to 1.0 MMm³/day.

As of September 30, 2026 advance payments for transportation services amounted to 423,461 as follows: (i) 223,565 related to Duplicar; (ii) 61,471 related to the Oiltanking Project; (iii) 64,581 related to VMOC; (iv) 29,344 related to VMON; and (v) 44,500 related to the El Portón agreement.

As of December 31, 2025 advance payments for transportation services amounted to 337,185 as follows: (i) 206,358 related to the Duplicar; (ii) 53,266 related to Oiltanking Project; (iii) 45,301 related to VMOC; and (iv) 32,260 related to VMON.

See Notes 28.1 to the annual consolidated financial statements as of December 31, 2025 for more information about the commitments.

27.2 Contingencies

(i) Asociación de Superficiarios de la Patagonia (“ASSUPA” by its Spanish acronym)

On July 1, 2004, Vista Argentina was served with notice of a lawsuit filed by ASSUPA against various concession-holding companies operating in the Neuquén Basin. The claim sought, among other remedies, the remediation of an alleged collective environmental damage and the establishment of an environmental restoration fund.

On May 21, 2026, the Supreme Court of Justice of Argentina issued a final judgment in the case, dismissing the claim on the grounds that the plaintiff failed to demonstrate that the reported activities had effectively caused degradation or contamination of environmental resources.

Except for the aforementioned, there were no significant changes in commitments and contingencies for the nine-month period ended September 30, 2026 (See Notes 28 to the annual consolidated financial statements as of December 31, 2025).

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 28. Tax regulations

There were no significant changes in Argentina’s and Mexico’s tax regulations during the nine-month period ended September 30, 2026 (See Note 30 to the annual consolidated financial statements as of December 31, 2025).

Note 29. Business Combination

29.1. Vista Lach Acquisition

On April 15, 2025, the Company acquired 100% of Vista Lach’s capital stock (“Vista Lach Acquisition”), which was accounted for as a business combination using the acquisition method, effective from the date when the Company obtained control of the acquiree.

Under the terms of the Vista Lach Acquisition, the total consideration amounted to 1,406,441 according to the following breakdown: (i) 899,687 paid in cash; (ii) 299,687 paid by transferring 7,297,507 ADSs, and (iii) a liability assumed for a nominal value of 300,000 payable in cash, with 50% due on April 15, 2029, and the remaining 50% on April 15, 2030, without accruing interest. As of the date of the Vista Lach Acquisition, the present value of the liabilities assumed amounted to 207,067.

Due to the difference between the consideration paid and the net identifiable assets, for the nine-month period ended September 30, 2025 the Company recognized a gain of 490,530, booked in “Gain from Business Combination” within “Other operating income” (Note 8.1).

See Note 1.2.2 and 32 of the annual consolidated financial statements as of December 31, 2025.

29.2. BSP and Bajo del Toro Acquisition

As mentioned in Note 1.2.1, on February 2, 2026, the Company signed several agreements which were booked as a business combination using the acquisition method, effective from May 7, 2026, which was the date when the Company obtained control of the acquiree.

Under the terms of the BSP and Bajo del Toro Acquisition, the total consideration amounted to 1,439,606, broken down as follows: (i) 722,197 paid in cash; (ii) 409,488 paid through the transfer of 6,223,220 ADSs, and (iii) contingent consideration liability assumed amounting to 307,921, payable annually over a five-year period and calculated based on future Brent crude oil prices and the production attributable to the acquired interests

The fair value of identifiable assets and liabilities as of the acquisition date was preliminarily determined in accordance with IFRS 3 as follow:

As of April 30, 2026
Property, plant and equipment	1,580,437
Trade and other receivables	198,239
Inventories	2,054
Assets held for sale	107,767
Cash, bank balances and other short-term investments	55,793

Total assets acquired	1,944,290

Provisions	6,518
Deferred income tax liabilities	272,613
Income tax liability	96,753
Other taxes and royalties	13,457
Trade and other payables	106,590
Liabilities directly associated with assets held for sale	8,753

Total liabilities assumed	504,684

Total net assets measured at fair value	1,439,606

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

As of April 30, 2026
Cash consideration	722,197
Cash and cash equivalent acquired	(55,793)

Payment for Business Combination, net of cash acquired	666,404

The Company considered the identifiable assets and liabilities as of April 30, 2026. There would have been no material differences had the purchase price been allocated as from May 7, 2026.

This purchase price allocation is preliminary, as the assessment of the current value is underway.

As from the acquisition date, BSP and Bajo del Toro contributed revenue of 355,829 and profit before income tax of 223,904 to the Company. Had the business combination occurred as from January 1, 2026, the Company’s revenue from continuing operations would have amounted to 3,606,001 and its profit before income tax from continuing operations would have amounted to 1,213,036.

Note 30. Subsequent events

The Company assessed events subsequent to September 30, 2026, to determine the need for potential recognition or disclosure in these unaudited interim condensed consolidated financial statements. The Company assessed such events through October 28, 2026, date in which these financial statements were made available for issue:

- On October 1, 2026, Vista Argentina signed a loan agreement with Banco de la Nacion Argentina, for an amount of 30,000, at an annual interest rate of 1.75% and an expiration date in November 2026.

- On October 9, 2026, Vista Argentina issued an additional ON XXXI for an amount of 400,000, at an annual interest rate of 7.95% and an expiration date in April 2038.

- On October 13, 2026, Vista Argentina signed a loan agreement with Banco de la Nacion Argentina, for an amount of 50,000, at an annual interest rate of 1.75% and an expiration date in December 2026.

- On October 26, 2026, Vista Argentina signed a loan agreement with Banco de la Nacion Argentina, for an amount of 30,000, at an annual interest rate of 1.75% and an expiration date in December 2026.

- During October 2026, Vista Argentina paid principal and interest for a total amount of 32,635, corresponding to exports pre-financing.

- During October 2026, Vista Argentina paid interest for an amount of 25,843, corresponding to ON.

- During October 2026, Vista Argentina paid interest for an amount of 8,705, corresponding to financial loans.

- During October 2026, Vista Lach paid principal and interest for a total amount of 30,127, corresponding to exports pre-financing.

There are no other events or transactions between the closing date and the date of issuance of these unaudited interim condensed consolidated financial statements that could significantly affect the Company’s financial position or profit or loss.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

Note 31. Supplementary pro forma financial information (unaudited)

As mentioned in Note 1.2.1, the Company, through its subsidiary Vista Argentina signed several agreements including the following transactions: (i) the acquisition of 100% of Equinor’s capital stock, which holds a 30% interest in the Bandurria Sur block; and the acquisition of a 50% interest in the Bajo del Toro block from Equinor Argentina B.V. Sucursal Argentina; (ii) the sale of a 16.3% interest in Equinor’s capital stock, including, indirectly, the assignment of a 4.9% interest in Bandurria Sur, and the assignment of a 15% interest in the Bajo del Toro block to YPF.

The Company has prepared this financial information to comply with the regulatory requirements established by the Comisión Nacional Bancaria y de Valores (“CNBV” by its Spanish Acronym), which has been prepared in accordance with IFRS issued by the IASB. These were prepared on a historical cost basis, except for certain financial assets and liabilities that were measured at fair value.

This pro forma financial information should not be considered a statement, guarantee or suggestion about past or future performance. No person should rely on the usefulness or accuracy of this pro forma financial information, which is disclosed exclusively to comply with the CNBV. To the maximum extent allowed by applicable law, Vista Energy S.A.B. de C.V. and its directors, Board members, employees, affiliates and subsidiaries are released from all liability related to such pro forma information.

This pro forma information has been prepared using most reliable information at the date of these financial statements, that do not differ materially from the financial information, or pro-forma financial information, previously included in the Folleto Informativo.

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the nine-month period ended September 30, 2025 (unaudited)

	Period from January 1, through September 30, 2025	Pro forma adjustments	Period from January 1, through September 30, 2025 Pro forma	Period from July 1, through September 30, 2025	Pro forma adjustments	Period from July 1, through September 30, 2025 Pro forma
Revenue from contracts with customers	1,755,133	194,866	1,949,999	706,135	116,539	822,674
Cost of sales:
Operating costs	(136,140)	(19,977)	(156,117)	(51,786)	(12,526)	(64,312)
Crude oil stock fluctuation	4,241	905	5,146	1,415	905	2,320
Royalties and others	(251,068)	(33,428)	(284,496)	(98,523)	(20,057)	(118,580)
Depreciation, depletion and amortization	(513,808)	(69,335)	(583,143)	(210,891)	(47,821)	(258,712)
Other non-cash costs related to the transfer of conventional assets	(24,018)	—	(24,018)	(9,159)	—	(9,159)

Gross profit	834,340	73,031	907,371	337,191	37,040	374,231

Selling expenses	(136,289)	(10,655)	(146,944)	(48,816)	(6,392)	(55,208)
General and administrative expenses	(95,090)	(6,056)	(101,146)	(37,347)	(6,054)	(43,401)
Exploration expenses	(488)	—	(488)	(144)	—	(144)
Other operating income	504,284	359	504,643	289,802	129	289,931
Other operating expenses	(30,434)	(800)	(31,234)	(5,273)	155	(5,118)
Impairment of long-lived assets	(38,252)	—	(38,252)	—	—	—

Operating profit	1,038,071	55,879	1,093,950	535,413	24,878	560,291

Income (loss) from investments in associates	(3,746)	—	(3,746)	(2,767)	—	(2,767)
Interest income	8,933	6,175	15,108	7,603	6,175	13,778
Interest expense	(113,260)	—	(113,260)	(48,873)	—	(48,873)
Other financial income (expense)	(63,721)	(511)	(64,232)	(53,872)	(3,435)	(57,307)

Financial income (expense), net	(168,048)	5,664	(162,384)	(95,142)	2,740	(92,402)

Profit before income tax	866,277	61,543	927,820	437,504	27,618	465,122

Current income tax (expense)	(149,727)	(38,677)	(188,404)	(3,119)	(18,565)	(21,684)
Deferred income tax benefit (expense)	(83,182)	(2,007)	(85,189)	(119,099)	(1,174)	(120,273)

Income tax (expense)	(232,909)	(40,684)	(273,593)	(122,218)	(19,739)	(141,957)

Profit for the period, net	633,368	20,859	654,227	315,286	7,879	323,165

Other comprehensive income
Other comprehensive income that shall not be reclassified to profit (loss) in subsequent periods
- (Loss) from actuarial remeasurement related to employee benefits	(1,901)	—	(1,901)	(47)	—	(47)
- Deferred income tax benefit	665	—	665	16	—	16

Other comprehensive income for the period	(1,236)	—	(1,236)	(31)	—	(31)

Total comprehensive profit for the period	632,132	20,859	652,991	315,255	7,879	323,134

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.1 Pro forma consolidated statement of profit or loss and other comprehensive income for the nine month period ended September 30, 2025 (unaudited)

	Period from January 1, through September 30, 2025	Pro forma adjustments	Period from January 1, through September 30, 2025 Pro forma	Period from July 1, through September 30, 2025	Pro forma adjustments	Period from July 1, through September 30, 2025 Pro forma
Net profit for the period attributable to:
Shareholders of the parent company	633,368	15,362	648,730	315,286	5,336	320,622
Non-controlling interests	—	5,497	5,497	—	2,543	2,543
Total comprehensive profit for the period attributable to:
Shareholders of the parent company	632,132	15,362	647,494	315,255	5,336	320,591
Non-controlling interests	—	5,497	5,497	—	2,543	2,543

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

31.2 Pro forma consolidated statement of financial position as of September 30, 2025 (unaudited)

	As of September 30, 2025	Pro forma adjustments	As of September 30, 2025 Pro forma
Assets
Noncurrent assets
Property, plant and equipment	5,408,044	1,511,468	6,919,512
Goodwill	22,576	—	22,576
Other intangible assets	12,807	—	12,807
Right-of-use assets	73,905	—	73,905
Biological assets	14,699	—	14,699
Investments in associates	50,668	—	50,668
Trade and other receivables	371,050	154,032	525,082
Deferred income tax assets	38,264	—	38,264

Total noncurrent assets	5,992,013	1,665,500	7,657,513

Current assets
Inventories	12,772	2,521	15,293
Trade and other receivables	414,812	168,767	583,579
Cash, bank balances and other short-term investments	319,657	(319,657)	—

Total current assets	747,241	(148,369)	598,872

Total assets	6,739,254	1,517,131	8,256,385

Equity and liabilities
Equity
Capital stock	647,752	325,000	972,752
Other equity instruments	32,144	—	32,144
Other equity accounts	—	72,909	72,909
Legal reserve	8,233	—	8,233
Share-based payments	(49,786)	—	(49,786)
Share repurchase reserve	179,324	—	179,324
Other accumulated comprehensive income (losses)	(12,293)	—	(12,293)
Accumulated profit (losses)	1,602,245	1,786	1,604,031

Equity attributable to shareholders of the parent company	2,407,619	399,695	2,807,314

Equity attributable to non-controlling interests	—	184,236	184,236

Total equity	2,407,619	583,931	2,991,550

Liabilities
Noncurrent liabilities
Deferred income tax liabilities	338,967	269,334	608,301
Lease liabilities	44,789	—	44,789
Provisions	47,536	6,196	53,732
Borrowings	2,369,659	177,098	2,546,757
Employee benefits	18,073	—	18,073
Income tax liability	14,922	—	14,922
Trade and other payables	286,206	307,921	594,127

Total noncurrent liabilities	3,120,152	760,549	3,880,701

VISTA ENERGY, S.A.B. DE C.V.

Notes to the unaudited interim condensed consolidated financial statements as of September 30, 2026 and December 31, 2025 and for the nine-month periods ended September 30, 2026 and 2025

(Amounts expressed in thousands of US Dollars, except otherwise indicated)

	As of September 30, 2025	Pro forma adjustments	As of September 30, 2025 Pro forma
Current liabilities
Provisions	13,863	—	13,863
Lease liabilities	18,046	—	18,046
Borrowings	558,289	—	558,289
Salaries and payroll taxes	25,246	—	25,246
Income tax liability	102,609	57,970	160,579
Other taxes and royalties	37,377	10,043	47,420
Trade and other payables	456,053	104,638	560,691

Total current liabilities	1,211,483	172,651	1,384,134

Total liabilities	4,331,635	933,200	5,264,835

Total equity and liabilities	6,739,254	1,517,131	8,256,385